Exhibit 99.1

SPEECHWORKS INTERNATIONAL, INC.

695 Atlantic Avenue

Boston, Massachusetts 02111

Telephone Number: (617) 428-4444

AN IMPORTANT REMINDER!

August 6, 2003

Dear Stockholder:

We have previously mailed you proxy materials in connection with the upcoming special meeting of SpeechWorks stockholders, which has been called to vote upon a proposed merger of SpeechWorks with a wholly owned subsidiary of ScanSoft, Inc. The meeting is scheduled to be held on Monday, August 11, 2003 at 10:00 am Eastern time. According to our latest records, your proxy instructions for this meeting have not yet been received.

Your Board of Directors recommends that stockholders vote in favor of the adoption of the merger agreement and the approval of the merger. A copy of the merger agreement, and the material details thereof, are included in the proxy materials previously sent to you, dated July 2, 2003. Please promptly take action to ensure that your SpeechWorks shares are represented at the special meeting.

Your vote is very important, regardless of the number of SpeechWorks shares you currently own. Since the time until the special meeting is short, we urge you to vote your shares today, by following either the telephone or internet voting instructions that are enclosed with this letter. Acting now will help ensure that your proxy instructions are received in time for the meeting. Thank you for your prompt attention.

If you own your SpeechWorks shares in street name, please take note that your broker cannot vote your shares for you on this proposal without first receiving your specific voting instructions. Thank you for giving this important matter your prompt attention.

Sincerely,

Stuart R. Patterson

Chief Executive Officer

OTHER MATTERS

Since the mailing of the Joint Proxy Statement/Prospectus, the Company has engaged The Proxy Advisory Group of Strategic Stock Surveillance, LLC, to assist with the solicitation of proxies, for fees and reimbursement of customary expenses that are not expected to exceed $15,000 in the aggregate.